EXHIBIT 99.1

Interline Brands Announces Pending Departure of Founding Board Member

JACKSONVILLE, Fla., February 10, 2011 - Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, today announced that one of its directors, Ernest Jacquet, has informed the Company that he will not seek re-election to the Board of Directors following the expiration of his current term, which expires at the conclusion of the 2011 Annual Meeting of Stockholders in May. Mr. Jacquet stated that his decision would allow him more time to focus on his role as Chairman of the Board of Directors of Passport Brands, Inc., a designer, merchandiser and marketer of upper-end niche branded apparel and accessories.

Michael Grebe, Interline's Chairman and Chief Executive Officer, stated: "Ernest is a founding member of the Company's Board of Directors. He has served as a director for Interline and our corporate predecessor since 1995, including serving as Chairman from June 2004 to December 2006. Throughout his more than 15 years of service to the Company, Ernest has made innumerable and important contributions. In particular, he was instrumental in bringing Interline public and helping shape the Company's growth and acquisition strategies. Although his presence will be missed, he leaves a legacy of passion and commitment to creating shareholder value that will carry forward in all of us that have had the pleasure and honor to work with him."

Mr. Grebe continued, "On behalf of the Board of Directors and the entire Company, we would like to express our deepest gratitude to Ernest for his many years of dedicated service to Interline Brands. We thank Ernest for his leadership, counsel, and commitment to our Board and Interline, and we wish him all the best with his new business endeavor."

Mr. Jacquet currently serves as a member of the Nominating and Governance Committee of Interline's Board of Directors, and will continue in that role until his term as a director expires.

About Interline

Interline Brands is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline Brands provides maintenance, repair and operations products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

CONTACT:

Lev Cela

904-421-1441